FORM 5

[ ] CHECK THIS BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(b)

[ ] FORM 3 HOLDINGS REPORTED

[ ] FORM 4 TRANSACTIONS REPORTED

                                                             OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
      SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
             SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person*

   Fischbach         Bernard                J.
-----------------------------------------------------
   (Last)            (First)            (Middle)

c/o Fischbach Perlstein & Lieberman LLP
1875 Century Park East, Suite 850
-----------------------------------------------------
                     (Street)

   Los Angeles           California     90067
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol


        Acclaim Entertainment, Inc. (AKLM)

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

   XXX-XX-XXXX

_______________________________________________________________________________
4. Statement for Month/Year

   August 2000

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


   --------------------------------------------------
_______________________________________________________________________________
7. Individual or Joint/Group filing
   (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of
                                                                                    Securities    Owner-
                                                                                    Beneficially  ship
                         Trans-      Trans-          Securities Acquired (A)        Owned at      Form:
                         action      action          or Disposed of (D)             End of        Direct      Nature of
                         Date        Code            (Instr. 3, 4 and 5)            Issuer's      (D) or      Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------      Fiscal Year   Indirect    Beneficial
Security                  Day/       ----------     Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      Code   V                   (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----  ----   -----------  ------  ---------    -----------   ----------  ----------












*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (3/99)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
Option:
Right to                                                                 Common
Buy         $1.53125  8/1/00   A(1)       18,750        (1)      7/31/10   Stock   18,750             18,750        D









Explanation of Responses:

(1) Such option to acquire 18,750 shares of the Issuer's common stock, par value $.02 per share, was granted to the reporting person under the Issuer's 1998 Stock Incentive Plan. Such option becomes exercisable in one-third installments on each of 8/1/01, 8/1/02 and 8/1/03.




               /s/ Bernard J. Fischbach                     September 19, 2000
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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